Exhibit 10.52
PREPARED BY AND WHEN RECORDED,
PLEASE RETURN TO:
H. Daniel Smith
Smith, Gardner, Slusky,
Lazer, Pohren & Rogers, LLP
8712 West Dodge Road
Suite 400
Omaha, NE 68114
(402) 392-0101
(402) 392-1011
dsmith@smithgardnerslusky.com
FIRST AMENDMENT TO CONSTRUCTION LOAN AGREEMENT
     This Agreement is made and entered into this 19th day of March, 2009, by and between CAMPUS CREST AT LAWRENCE, LLC, a Delaware limited liability company, 2100 Rexford Road, Suite 414, Charlotte, NC 28211 (herein, “Borrower”), and MUTUAL OF OMAHA BANK, a federally chartered savings bank, and its successors and/or assigns 3333 Farnam Street, Omaha, Nebraska 68131, Attn: Dwayne W. Sieck (the “Lender”).
PRELIMINARY STATEMENT
     WHEREAS, on the 13th day of February, 2009, the parties made and entered into certain Loan Documents as defined in the Construction Loan Agreement (“Loan Agreement”), including but not limited to the Loan Agreement, Promissory Note, and a Combination Mortgage, Security Agreement, Assignment of Leases and Rents, and Fixture Financing Statement (the “Mortgage”) dated February 13, 2009 and recorded February 19, 2009, at Record Book 1045, Page 1447 in the office of the Register of Deeds of Douglas County, Kansas together with certain other agreements under which Lender was granted a first lien security interest in and to the Mortgaged Property as described in the Mortgage and as also described on the attached and incorporated Exhibit A hereto, the purpose of which was to secure the indebtedness of the Promissory Note in the face amount of Sixteen Million and No/100ths Dollars ($16,000,000.00); and
     WHEREAS, the Lender has agreed to consent to the following requested actions (the “Requested Actions”): Lender agrees to issue a Letter of Credit in the face amount of $205,325.00 for the benefit of the City of Lawrence, Kansas in connection with certain public improvements in connection with the Project, subject to the terms and conditions set forth herein.

     NOW THEREFORE, the parties agree:
ARTICLE 1
ACKNOWLEDGMENTS, WARRANTIES AND REPRESENTATIONS
     As a material inducement to Lender to enter into this Agreement and to consent to the Requested Actions, Borrower acknowledges, warrants, represents and agrees to and with Lender as follows:
     1.1 Incorporation of Recitals. All of the facts set forth in the Preliminary Statement of this Agreement are true and correct and incorporated into this Agreement by reference.
     1.2 Authority of Borrower. Campus Crest at Lawrence, LLC is duly organized and validly existing limited liability company in good standing under the laws of the State of Delaware, and authorized to do business in Kansas. The execution and delivery of, and performance under, this Agreement by Campus Crest at Lawrence, LLC has been duly and properly authorized pursuant to all requisite company action and will not (i) violate any provision of any law, rule, regulation, order, writ, judgment, injunction, decree, determination or award presently in effect having applicability to Campus Crest at Lawrence, LLC or the Articles of Organization or Operating Agreement or any other organizational document of Campus Crest at Lawrence, LLC or (ii) result in a breach of or constitute or cause a default under any indenture, agreement, lease or instrument to which Campus Crest at Lawrence, LLC is a party or by which the Project may be bound or affected.
     1.3 HSRE-CAMPUS CREST I, LLC (“Borrower Member”) is a duly organized and validly existing limited liability company in good standing under the laws of the State of Delaware and is the member of Borrower. Campus Crest Ventures III, LLC, is a duly organized and validly existing limited liability company in good standing under the laws of the State of Delaware and is a Member of Borrower Member, and is authorized to act for Borrower. Campus Crest Properties, LLC is a duly organized and validly existing limited liability company in good standing under the laws of the State of North Carolina and is the Manager of Campus Crest Ventures III, LLC and is authorized to act for Campus Crest Ventures III, LLC. Michael S. Hartnett (“Authorized Officer”) is the Manager of the Campus Crest Properties, LLC and is authorized to act for Campus Crest Properties, LLC, and further, acting alone without the joinder of any other person or entity, has the power and authority to execute this Agreement on behalf of and to duly bind Borrower Member and Borrower under this Agreement. The execution and delivery of, and performance under, this Agreement by Authorized Officer on behalf of Borrower Member has been duly and properly authorized pursuant to all requisite corporate action and will not (i) violate any provision of any law, rule, regulation, order, writ, judgment, injunction, decree, determination or award presently in effect having applicability to Borrower Member or the articles of organization or formation or operating agreement or any other organizational document of Borrower, Borrower Member or any of the constituent entities or (ii) result in a breach of or constitute or cause a default under any indenture, agreement, lease or instrument to which Borrower, Borrower Member or any of the constituent entities is a party or by which the Project may be bound or affected.
     1.4 Compliance with Laws. To Borrower’s knowledge, all permits, licenses, franchises or other evidences of authority to use and operate the Project as it is presently being operated and as contemplated by the Loan Documents are current, valid and in full force and effect. Borrower has not received any written notice from any governmental entity claiming that Borrower or the Project is not presently in compliance with any laws, ordinances, rules and regulations bearing upon the use and operation of the Project, including, without limitation, any notice relating to any violations of zoning, building, environmental, fire, health, or other laws, ordinances, rules, codes or regulations.
     1.5 Title to Project and Legal Proceedings. Borrower is the current owners of fee title in the Project. There are no pending or threatened suits, judgments, arbitration proceedings, administrative claims, executions or other legal or equitable actions or proceedings against Borrower or the Project, or any pending or threatened condemnation proceedings or annexation proceedings affecting the Project, or any agreements to convey any portion of the Project, or any rights thereto to any person, entity, or government body or agency not disclosed in this Agreement.
     1.6 Loan Documents. The Loan Documents constitute valid and legally binding obligations of Borrower enforceable against Borrower, as limited herein, and the Project in accordance with their terms. Borrower acknowledges and agrees that nothing contained in this Agreement, nor the Requested Actions, shall release or relieve Borrower from its obligations, agreements, duties, liabilities, covenants and undertakings under the Loan Documents arising prior to the date hereof. Borrower has no defenses, setoffs, claims, counterclaims or causes of action of any kind or nature whatsoever against Lender or any of Lender’s predecessors in interest, and any subsidiary or affiliate of Lender and all of the past, present and future officers, directors, contractors, employees, agents, attorneys, representatives, participants, successors and assigns of Lender and Lender’s predecessors in interest (collectively, “Lender Parties”) or with respect to (i) the Loan, (ii) the Loan Documents, or (iii) the Project. To the extent Borrower would be deemed to have any such defenses, setoffs, claims, counterclaims or causes of action as of the date hereof, Borrower knowingly waives and relinquishes them.
     1.7 Bankruptcy. Borrower has no intent to (i) file any voluntary petition under any Chapter of the Bankruptcy Code, Title 11, U.S.C.A. (“Bankruptcy Code”), or in any manner to seek any proceeding for relief, protection, reorganization, liquidation, dissolution or similar relief for debtors (“Debtor Proceeding”) under any local, state, federal or other insolvency law or laws providing relief for debtors, (ii) directly or indirectly to cause any involuntary petition under any Chapter of the Bankruptcy Code to be filed against Borrower or any partners thereof or (iii) directly or indirectly to cause the Project or any portion or any interest of Borrower in the Project to become the property of any bankrupt estate or the subject of any Debtor Proceeding.

     1.8 No Default. To Borrower’s knowledge, no event, fact or circumstance has occurred or failed to occur which constitutes, or with the lapse or passage of time, giving of notice or both, could constitute a default or Event of Default under the Loan Documents.
     1.9 Reaffirmation. Borrower reaffirms and confirms the truth and accuracy of all representations and warranties set forth in the Loan Documents, in all material respects, as if made on the date hereof.
ARTICLE 2
ADDITIONAL PROVISIONS
     2.1 Consent of Lender. Subject to the terms of this Agreement, Lender hereby consents to the Requested Actions, as follows:
     (a) Additional Loan Documents. The Borrower and Guarantors agree to execute and deliver to Lender the following documents which shall be included in the definition of “Loan Documents” for all purposes:
(i) Letter of Credit Application and Agreement.
     (b) Amendment to the Loan Agreement. The Loan Agreement is hereby amended as follows:
(i) New definitions are added as follows:
Letter of Credit: Any letter of credit issued by Lender for the account of or at the direction of Borrower pursuant to this Agreement.
Letter of Credit Application. An application for stand-by Letter of Credit, in form and substance acceptable to Lender, executed and delivered by Borrower to Lender in connection with the issuance of a Letter of Credit.
Letter of Credit Liabilities: At any time, the aggregate total amounts of all outstanding letters of credit that could be drawn or demanded by any beneficiary.
(ii) A new unnumbered covenant is added to the Loan Agreement as follows:
Letters of Credit.
      Subject to the terms and conditions of this Agreement and other Loan Documents, Lender may, in its reasonable discretion, issue one or more Letters of Credit for the account of Borrower from time to time pursuant to formal application for same (a “Letter of Credit Application”). All draws, payments or disbursements made at any time or from time to time by the Lender under any one or more of the Letters of Credit, and also all charges and expenses in connection therewith, shall be deemed indebtedness of Borrower evidenced by the Note and the Letters of Credit and all such draws, payments, disbursements, charges and expenses under the Letters of Credit shall be secured by the Loan Agreement, Mortgage and other Loan Documents. No Letter of Credit shall have an expiration date less than thirty (30) days before the Maturity Date of the Note or any Letter of Credit Note unless Borrower provides cash Collateral satisfactory to Lender to secure any such Letter of Credit. Each Letter of Credit (i) must be satisfactory in form and substance to Lender, (ii) will be subject to the payment of such Letter of Credit fees as Lender may require, and (iii) shall be issued pursuant to such conditions, documents and instruments agreed to and/or executed by Borrower as Lender may require in its sole discretion. Each payment by Lender pursuant to a drawing under a Letter of Credit is due and payable ON DEMAND, and at the sole option of Lender, can be charged by Lender as a Loan by Lender to Borrower under the Note and this Agreement as of the day and time such payment is made by Lender and in the amount of such payment. The proceeds of the Loan available to the Borrower at any time shall be less all outstanding Letter of Credit Liabilities, if any, and the Letter of Credit Liabilities shall deducted from any remaining undisbursed loan proceeds in calculating loan in balance pursuant to this Agreement.
      Borrower’s obligation to reimburse the Lender for payments and disbursements made by Lender under any one or more of the Letters of Credit honoring a demand for payment made by a beneficiary thereunder shall be absolute and unconditional under any and all circumstances and irrespective of any setoff, counterclaim or defense to payment which Borrower may have or may have had against Lender, including any defense based on any non-application or misapplication by the beneficiary of the proceeds of such drawing or the legality, validity, regularity or enforceability of the Letters of Credit. Upon the occurrence of an Event of Default, an amount equal to the amount of the then aggregate contingent liability of the Lender under the Letters of Credit shall, at the option of the Lender and without notice to the Borrower, be deemed (as between Lender and Borrower) to have been paid or disbursed by the Lender under the Letters of Credit (notwithstanding that such amount may not in fact have been so paid or disbursed), and Borrower shall be immediately obligated to reimburse Lender for the amount deemed to have been so paid or disbursed by Lender. Any amounts so received by Lender pursuant to the provisions of the foregoing sentence shall be cash collateral and shall be deposited by Lender in a cash collateral account as collateral security for the repayment of all obligations and liabilities of Borrower to Lender relating to the Letters of Credit, howsoever created, arising or evidenced, whether direct or indirect, absolute or contingent, or now or hereafter existing, or due or to become due, including under or in connection with any one or more of this Agreement, the Note, the Mortgage, the Letters of Credit, and the other Loan Documents, until such time as all of such obligations and liabilities are paid, performed and satisfied in full, and Lender has no further liability or obligation of any kind whatsoever (whether conditional, contingent or otherwise) hereunder, under or with respect to the Letters of Credit, or under or with respect to any of the other Loan Documents, including the Note or Additional Collateral. In the event Lender makes a payment under a Letter of Credit, Lender shall be entitled, at its option, to apply such cash collateral to the outstanding indebtedness.
      The Letter of Credit Application may set forth additional terms and conditions with respect to the Letters of Credit.
All other provisions of the Loan Agreement are ratified and confirmed hereby and shall remain in full force and effect.
     2.2 No Consent To Other Modifications. Borrowers agree that this Agreement shall not be deemed an agreement by Lender to consent to any other modification of the Loan Documents, or a consent to any additional financing, secondary financing or secondary encumbrance on the Project, or financing of any kind on any future phases of the Project or any other project.
     2.3 References to Loan Documents. All references to the term Loan Documents in the Mortgage and the other Loan Documents shall hereinafter be modified to include this Agreement and all documents executed and/or required in connection with the Requested Actions.
     2.4 Filing for Record. This document may be filed for record in Douglas County, State of Kansas by Lender.
ARTICLE 3
MISCELLANEOUS PROVISIONS
     3.1 Defined Terms. All capitalized or defined terms shall have the meaning as set forth in the Loan Agreement unless the context of this Agreement clearly requires otherwise.
     3.2 No Limitation of Remedies. No right, power or remedy conferred upon or reserved to or by Lender in this Agreement is intended to be exclusive of any other right, power or remedy conferred upon or reserved to or by Lender under this Agreement, the Loan Documents or at law, but each and every remedy shall be cumulative and concurrent, and shall be in addition to each and every other right, power and remedy given under this Agreement, the Loan Documents or now or subsequently existing at law.
     3.3 No Waivers. Except as otherwise expressly set forth in this Agreement, nothing contained in this Agreement shall constitute a waiver of any rights or remedies of Lender under the Loan Documents or at law. No delay or failure on the part of any party hereto in the exercise of any right or remedy under this Agreement shall operate as a waiver, and no single or partial exercise of any right or remedy shall preclude other or further exercise thereof or the exercise of any other right or remedy. No action or forbearance by any party hereto contrary to the provisions of this Agreement shall be construed to constitute a waiver of any of the express provisions. Any party hereto may in writing expressly waive any of such party’s rights under this Agreement without invalidating this Agreement.
     3.4 Successors or Assigns. Whenever any party is named or referred to in this Agreement, the heirs, executors, legal representatives, successors, successors-in-title and assigns of such party shall be included. All covenants and agreements in this Agreement shall bind and inure to the benefit of the heirs, executors, legal representatives, successors, successors-in-title and assigns of the parties, whether so expressed or not.
     3.5 Construction of Agreement. Each party hereto acknowledges that it has participated in the negotiation of this Agreement and no provision shall be construed against or interpreted to the disadvantage of any party hereto by any court or other governmental or judicial authority by reason of such party having or being deemed to have structured, dictated or drafted such provision. Borrowers at all times have had access to an attorney in the negotiation of the terms of and in the preparation and execution of this Agreement and has had the opportunity to review and analyze this Agreement for a sufficient period of time prior to execution and delivery. No representations or warranties have been made by or on behalf of Lender, or relied upon by Borrowers pertaining to the subject matter of this Agreement, other than those set forth in this Agreement. All prior statements, representations and warranties, if any, are totally superseded and merged into this Agreement, which represent the final and sole agreement of the parties with respect to the subject matters. All of the terms of this Agreement were negotiated at arm’s length, and this Agreement was prepared and executed without fraud, duress, undue influence or coercion of any kind exerted by any of the parties upon the others. The execution and delivery of this Agreement is the free and voluntary act of Borrowers.
     3.6 Fees and Costs of Lender. Borrowers agree to pay all fees and costs incurred by Lender in connection with this Agreement, including, without limitation, reasonable attorney’s fees, title premiums, recording costs, escrow fees, mortgage or deed tax, and inspection or survey costs.
     3.7 Invalid Provision to Affect No Others. If, from any circumstances whatsoever, fulfillment of any provision of this Agreement or any related transaction at the time performance of such provision shall be due, shall involve transcending the limit of validity presently prescribed by any applicable usury statute or any other applicable law, with regard to obligations of like character and amount, then ipso facto, the obligation to be fulfilled shall be reduced to the limit of such validity. If any clause or provision operates or would prospectively operate to invalidate this Agreement, in whole or in part, then such clause or provision only shall be deemed deleted, as though not contained herein, and the remainder of this Agreement shall remain operative and in full force and effect.

     3.8 Notices. Except as otherwise specifically provided to the contrary, any and all notices, elections, approvals, consents, demands, requests and responses (“Notices”) permitted or required to be given under this Agreement and the Loan Documents shall not be effective unless in writing, signed by or on behalf of the party giving the same, and sent by certified or registered mail, postage prepaid, return receipt requested, or by hand delivery or overnight courier service (such as Federal Express), to the party to be notified at the address of such party set forth below or at such other address within the continental United States as such other party may designate by notice specifically designated as a notice of change of address and given in accordance with this Section. Any Notices shall be effective upon the date sent in the manner indicated in this Section. Notices shall be deemed effective and received notwithstanding that attempted delivery is refused or rejected, the date of rejection, shall be deemed the date of receipt. Notices must be addressed as follows, subject to change as provided above:

If to Borrower:	Campus Crest at Lawrence, LLC 2100 Rexford Road, Suite 414 Charlotte, NC 28211 Attn: Crystal A. Bowman

with copy to:	Bradley Arant Boult Cummings LLP One Federal Place 1819 Fifth Avenue North Birmingham, Alabama 35203 Attn: Dawn Helms Sharff

If to Lender:	Mutual of Omaha Bank 3333 Farnam Street Omaha, NE 68131 Attn: Dwayne W. Sieck

with copy to:	Smith, Gardner, Slusky, Lazer, Pohren & Rogers, LLP 8712 West Dodge Road Suite 400 Omaha, NE 68114 Attn: H. Daniel Smith
     3.9 Governing Law. This Agreement shall be interpreted, construed and enforced in accordance with the laws of the State of Kansas.
     3.10 Headings; Exhibits. The headings of the articles, sections and subsections of this Agreement are for the convenience of reference only, are not to be considered a part of this Agreement and shall not be used to construe, limit or otherwise affect this Agreement.
     3.11 Modifications. The terms of this Agreement may not be changed, modified, waived, discharged or terminated orally, but only by an instrument or instruments in writing, signed by the Party against whom the enforcement of the change, modification, waiver, discharge or termination is asserted. Lender’s consent to the Requested Actions shall not be deemed to constitute Lender’s consent to any provisions of the organizational documents that would be in violation of the terms and conditions of any of the Loan Documents.
     3.12 Time of Essence; Consents. Time is of the essence of this Agreement and the Loan Documents. Any provisions for consents or approvals in this Agreement shall mean that such consents or approvals shall not be effective unless in writing and executed by Lender.
     3.13 Counterparts. This Agreement may be executed in two or more counterparts, each of which shall be deemed an original, but all of which will constitute the same agreement. Any signature page of this Agreement may be detached from any counterpart of this Agreement without impairing the legal effect of any signatures thereon and may be attached to another counterpart of this Agreement identical in form hereto but having attached to it one or more additional signature pages.
     IN WITNESS WHEREOF, the parties have executed and delivered this Agreement as of the day and year first above written.
(REMAINDER OF PAGE INTENTIONALLY LEFT BLANK)

MUTUAL OF OMAHA BANK, a federally chartered savings bank:
By	/s/ Dwayne W. Sieck
Dwayne W. Sieck, Senior Vice President

STATE OF NEBRASKA	)
	)	ss.
COUNTY OF DOUGLAS	)
     The foregoing instrument was acknowledged before me this 19th day of March, 2009, by Dwayne W. Sieck, personally known to me to be the person whose name is subscribed to the within instrument and acknowledged to me that he executed the same in his authorized capacity, and that by his signature on the instrument the entity upon behalf of which he acted, executed the instrument. He is the Senior Vice President of Mutual of Omaha Bank, a federally chartered savings bank, for and on behalf of said Mutual of Omaha Bank, and he acknowledged, signed and delivered the instrument as his free and voluntary act, for the uses and purposes therein set forth.

/s/ Rejina L. Gobel

Notary Public
Signature page to
First Amendment to Loan Documents

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